Exhibit 99.1

PULSE BIOSCIENCES QUARTERLY  INVESTOR CONFERENCE CALL

Investor conference call today at 1:30 p.m. PDT / 4:30 p.m. EDT

BURLINGAME, Calif.—(BUSINESS WIRE) – May 4, 2017 – Pulse Biosciences, Inc. (Nasdaq: PLSE), a medical technology company developing a proprietary therapeutic tissue treatment platform based on Nano-Pulse Stimulation (NPS), is hosting an investor conference call today to share information on recent developments and progress for its novel NPS platform. The Company will also provide financial results for the three-month period ended March 31, 2017.

Recent Developments

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First FDA 510(k) submission for the PulseTx™ System.  The PulseTx system is an NPS platform comprised of a tunable nanosecond pulse generator and accompanying tissue applicators. The FDA 510(k) submission made during the first quarter is now under substantive review by the FDA.

"	Treatment of first patient in canine oral melanoma study. The first patient was treated in the Company’s NPS veterinary medicine pilot study treating solid malignant tumors in canines.

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Publication of preclinical research in the Journal for ImmunoTherapy of Cancer.  Data demonstrating NPS’ ability to trigger immunogenic cell death (ICD) was recently published in the paper “Nano-Pulse Stimulation is a physical modality that can trigger immunogenic tumor cell death,” in the peer-reviewed Journal for ImmunoTherapy of Cancer. This paper highlighted the expression of key DAMPS indicative of immunogenic cell death.

“We are very pleased with our ongoing progress over the weeks since our last update,” said Darrin Uecker, President and Chief Executive Officer of Pulse Biosciences.  “We continue to make meaningful progress in developing our technology and pursuing clinical applications for the benefit of patients and clinicians.”

Financial Highlights

Cash, cash equivalents and investments totaled $18.9 million at March 31, 2017, compared to $16.4 million at December 31, 2016.  The March 2017 balance reflects $5.0 million of additional capital raised in February 2017 through a private placement of approximately 820,000 shares of the Company’s common stock.  Adjusting for such $5.0 million financing, net cash used during the first quarter totaled $2.5 million.

Operating expenses for the quarter ended March 31, 2017 totaled $3.2 million, compared to $2.8 million for the quarter ended December 31, 2016 and $1.7 million for the quarter ended March 31, 2016.

Conference Call Details

Pulse Biosciences’ Darrin Uecker, President and Chief Executive Officer, and other senior executives will host the investor call on May 4, 2017, at 1:30 p.m. PDT / 4:30 p.m. EDT. The telephone dial-in number for the call is (844) 494-0190 (U.S. toll-free) or (508) 637-5580 (international) using Conference ID 8287733.  Listeners will also be able to access the call via webcast available on the Investor Section of the Company’s website at www.pulsebiosciences.com.

About Pulse Biosciences

Pulse Biosciences is a medical technology company developing a therapeutic tissue treatment platform based on Nano-Pulse Stimulation, a proprietary cell signaling technology.  Nano-Pulse Stimulation is a non-thermal, precise, focal drug-free tissue treatment technology that directly affects the cell membrane and intracellular structures to stimulate unique behaviors in cells.  NPS can initiate a cell death process that allows for the treatment of tissue cells with minimal inflammatory response which improves healing outcomes and supports the replacement of treated tissue cells with healthy tissue cells. In cancerous lesions, NPS has been shown in preclinical models to induce immunogenic cell death (ICD) exposing the unique antigens of the treated cells to the immune system, resulting in the generation of cytotoxic T-cells and the mounting of an adaptive immune response targeted against those cells.  Pulse Biosciences is investigating a variety of applications for its technology that exploits the technology’s unique biologic effect, including immuno-oncology, dermatology, and veterinary medicine. More information is available at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding regulatory clearance and the timing of FDA filings or approvals, the mechanism of action of NPS treatments, current and planned future clinical studies, other matters related to its pipeline of product candidates, future financial performance and other future events.  These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words.  You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investors:

Darrin Uecker, President and Chief Executive Officer

IR@pulsebiosciences.com

or

Media:

Sam Brown, Inc.

Hannah Hurdle, 805-601-5331

hannahhurdle@sambrown.com

PULSE BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2017	2016
ASSETS
Current assets:
Cash, cash equivalents and investments	$18,860	$16,395
Prepaid expenses and other current assets	253	268
Total current assets	19,113	16,663
Equipment, net of accumulated depreciation	293	317
Intangible assets, net of accumulated amortization	6,377	6,543
Goodwill	2,791	2,791
Total assets	$28,574	$26,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$782	$265
Accrued expenses	460	751
Total current liabilities	1,242	1,016

Stockholders’ equity:
Common stock and additional paid-in capital	43,145	37,911
Accumulated other comprehensive loss	(9)	(7)
Accumulated deficit	(15,804)	(12,606)
Total stockholders’ equity	27,332	25,298
Total liabilities and stockholders’ equity	$28,574	$26,314

PULSE BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Month Periods Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2017	2016	2016
Revenue	$—	$—	$—
Operating expenses:
General and administrative	1,220	870	528
Research and development	1,851	1,806	990
Amortization of intangible assets	166	167	166
Total operating expenses	3,237	2,843	1,684
Other income:
Interest income	39	34	—
Total other income	39	34	—
Net loss	$(3,198)	$(2,809)	$(1,684)
Net loss per share:
Basic and diluted net loss per share	$(0.23)	$(0.21)	$(0.22)
Weighted average shares used to compute net loss per common share — basic and diluted	13,803	13,315	7,565